Exhibit to Accompany
Item 77C
Form N-SAR

KEELEY Small Cap Value Fund, Inc.
(the "Fund")


Results of the Shareholder Meeting

A meeting of the shareholders of the Fund was held on May 11, 1999. Directors elected by the shareholders at the meeting were as follows:
John L. Keeley, Jr., John F. Lesch, John G. Kyle, Elwood P.
Walmsley, Jerome J. Klingenberger, and Sean W. Lowry. The matters voted on by the shareholders of record as of March 9, 1999 and the results of the shareholders' vote at the May 11, 1999 meeting were as follows:

Proposal No. 1 - Election of Directors


For
Withheld



John L. Keeley, Jr.
2,057,900.902
17,214.206
John F. Lesch
2,058,408.902
16,706.206
John G. Kyle
2,058,408.902
16,706.206
Elwood P. Walmsley
2,058,408.902
16,706.206
Jerome J. Klingenberger
2,058,201.902
16,913.206
Sean W. Lowry
2,057,014.462
18,100.646





Proposal No. 2 - Ratification of the Selection of Independent Accountants







For
Against
Abstentions




PricewaterhouseCoopers LLP
2,062,857.386
6,243.509
6,014.213